Exhibit 99.1

[LOGO OF P-COM]

MEDIA CONTACT:                                   INVESTOR CONTACT:
--------------                                   -----------------
Greg Berardi                                     Daniel W. Rumsey,
                                                 General Counsel and Interim CFO
415-239-7826                                     408-866-3666
greg@bluemarlinpartners.com                      dan.rumsey@p-com.com

                      P-COM RECEIVES $1.3 MILLION IN ORDERS
                     ENCORE PRODUCT TO BE DEPLOYED IN CHINA

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CAMPBELL, CA (Oct. 28, 2003) - P-Com, Inc. (OTCBB:PCOM), a worldwide provider of wireless telecom products and services, today announced that it has received $1.3 million in orders for its Tel-Link Encore product for customers in China.

The orders announced today follow a $1.4 million order in July for P-Com products that are being deployed in China.

"These orders for our point-to-point technology reflect our growing reputation for quality and engineering excellence in China," said P-Com CEO Sam Smookler. "P-Com's Tel-Link Encore is a state-of-the art product that gives end users the reliability and flexibility to deliver a wide variety of high-speed broadband capabilities."

Tel-Link Encore is P-Com's advanced point-to-point microwave radio, providing capacities from low speed through high speed in the same unit. The Tel-Link product provides high capacity communications to facilitate voice, data, Internet and video connectivity.

ABOUT P-COM, INC.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3660.

SAFE HARBOR STATEMENT

Statements in this release that are not historical, are forward looking and involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity capital; the ability to obtain equity financing on acceptable terms, if at all; P-Com's ability to enter into agreements with its creditors to substantially reduce its trade and other payables

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and obligations; a severe worldwide slowdown in the telecommunications equipment and services sector; short-term working capital constraints; fluctuations in customer demand and commitments; fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them; introduction of new products; commercial acceptance and viability of new products; cancellations of orders without penalties; pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases of P-Com's products and/or services; the timing of new technology and product introductions; and the risk of early obsolescence. Further, P-Com operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond P-Com's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

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